UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2026

INVESTVIEW, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27019	87-0369205
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 Lancaster Avenue, 2nd Floor Haverford, PA	19041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 732-889-4300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act: None

Title of each class	Trading symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2026, Robert Verdun was appointed to the Board of Directors (the “Board”) of Investview, Inc. (the “Company”). Mr. Verdun is expected to contribute valuable advice on strategic growth to the Board as a serial entrepreneur and experienced corporate director and advisor to public and private companies.

Mr. Verdun, age 60, currently serves as Chief Executive Officer of Scaling Up Network LLC, a global organization providing executive coaching services to mid-market companies. He is also a Senior Partner at Solyco Capital, a private equity firm with approximately $300 million in capital under management. Mr. Verdun has served since December 2020 as a member of the Board of Directors of United Wholesale Mortgage, and more recently, as the Chair of their Audit Committee. United Wholesale Mortgage is an NYSE listed wholesale mortgage lender that, among other lines of business, underwrites loans for independent brokers, and as of 2024 was the largest mortgage lender in the United States. Since June 2025, Mr. Verdun has also been a member of the Board of Directors of Medwatch Technologies, the first non-invasive health management platform, combining breakthrough biosensing and AI coaching to deliver a comprehensive proactive health management experience. Prior to that, Mr. Verdun served on the Board of Directors of Slang Worldwide Inc., a Canadian public company focusing on consumer-packaged cannabis goods, from July 2020 to November 2021. Mr. Verdun’s other professional endeavors include serving as Founder and President, of Computerized Facility Integration LLC, a management consulting and enterprise technology services provider that was sold to Cantor Fitzgerald in 2015. Among other professional accomplishments, Mr. Verdun has held leadership roles within the Young Presidents’ Organization (YPO), including Past President of YPO Detroit and current President of YPO Fort Lauderdale, and was an award winner of the Ernst and Young Entrepreneur of the Year award in 2010 and 2014, and was a Graduate of the Massachusetts Institute of Technology (MIT) Entrepreneurial Master’s Program.

Mr. Verdun has been appointed to the Board by David B. Rothrock, in his capacity as Chairman (the “Designating Person”), and pursuant to certain designation rights under the terms of a Voting Agreement between DBR Capital, an affiliate of Mr. Rothrock, the Company and certain key holders of our common stock dated April 27, 2020, and amended November 9, 2020, which grants Mr. Rothrock the authority to appoint and remove certain “Investor Directors” (as defined therein). Mr. Verdun’s appointment and continued service on our Board is subject to the Company’s charter and other governing documents, the laws of the State of Nevada, the occurrence of certain cause-related events identified in his appointment letter with the Company, as well as the right of Mr. Rothrock to remove or replace him. Also, as a director of a Nevada corporation, Mr. Verdun will be eligible to serve on our Board subject to election or reelection by the Company’s stockholders (or the applicable class or series thereof) at our next annual meeting, and at any subsequent meeting at which he is nominated to stand for election.

In connection with his appointment to the Board, Mr. Verdun was granted, on January 28, 2026, an option to purchase 25,000,000 shares of the Company’s common stock at an exercise price of $0.05 under the Investview, Inc. 2022 Incentive Plan. 5,000,000 shares vest on each of February 5, 2027, February 5, 2028, February 5, 2029, February 5, 2030, and February 5, 2031, and in each case so long as he is a director or covered person of the Company as of such date. As a member of the Board, Mr. Verdun will receive customary non-employee director compensation and participate in plans and policies on the same basis as the Company’s other non-employee director, as described under the heading “Directors’ Compensation” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Other than as disclosed above, there are no arrangements or understandings between Mr. Verdun and any other persons pursuant to which he was selected as a director and no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Verdun or any related person had or will have a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Securities and Exchange Commission Regulation S-K.

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Item 7.01 Regulation FD Disclosure.

The Company announced the election of Mr. Verdun as a director in a press release issued on February 3, 2026, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information furnished under this Item 7.01 and Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any other filing by the Company under the Exchange Act or the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description	Location

99.1	Press release dated February 3, 2026	This filing

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTVIEW, INC.

Dated: February 3, 2026	By:	/s/ Ralph Valvano
Ralph Valvano
Secretary/Chief Financial Officer

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